[FIRST CHESTER COUNTY CORPORATION LOGO]

February 13, 2009

Dear Shareholder:

We will be holding a Special Meeting of Shareholders on March 18, 2009 at 9:00 a.m., at Milestone Events, 600 E. Market Street, West Chester, Pennsylvania 19382. The primary purpose of the Special Meeting is to seek approval of severalamendments to our Articles of Incorporation and By-laws that will allow us to participate in the Capital Purchase Program established by the United States Treasury pursuant to the Emergency Economic Stabilization Act of 2008. At the Meeting, we will also seek approval for other amendments that will allow us to participate in the electronic shareholder registration system, known as the “Direct Registration System” which uses book-entry, uncertificated shares.

Under the Capital Purchase Program, the Treasury will purchase up to $250 billion of senior preferred stock from qualifying financial institutions. We applied for and received preliminary approval to issue $25 million of preferred stock to the Treasury under this Program. Because our Articles of Incorporation currently do not authorize us to issue preferred stock, we must amend our Articles of Incorporation in order to participate in the Program. We must also amend certain other provisions of our Articles of Incorporation and By-laws to comply with the Program. Each of these amendments is described in the accompanying Proxy Statement.

Our participation in the Capital Purchase Program is voluntary. Management believes that participation in the Program would be advantageous to the Corporation by providing access to additional capital that would allow us to enhance shareholder value by providing funds to facilitate further asset growth.

If we do not receive shareholder approval for these proposals, we will not be able to participate in the Capital Purchase Program, so, whether or not you plan to attend the Special Meeting, it is important that your shares be represented and voted. Enclosed with this letter is a formal notice of the Special Meeting, a Proxy Statement and a proxy card or, if you hold your shares in a brokerage or other custodial account, a voting instruction card.

Please sign, date and return the enclosed card promptly, using the enclosed postage-paid envelope to ensure that your shares are represented at the Special Meeting. Also, if you hold your shares in a brokerage account or if your shares are held by a custodian or other nominee, please be sure to mark your voting choices on the voting instruction card that accompanies this proxy statement, otherwise your shares will not be voted and will have the same effect as a vote “against” this proposal.

Thank you for your continued support.

Sincerely,

/s/ John A. Featherman, III

John A. Featherman, III
Chairman and Chief Executive Officer